Exhibit 99.1

Tourmaline Bio Reports First Quarter 2025 Financial Results and Recent Business Highlights

– Phase 2 TRANQUILITY trial in patients with elevated high-sensitivity C-reactive protein and chronic kidney disease remains on track for topline data readout in the second quarter 2025 –

– Tourmaline expects to provide further details on the clinical development plan for pacibekitug within cardiovascular inflammation in conjunction with reporting TRANQUILITY topline data –

– Cash, cash equivalents, and investments of $275.3 million as of March 31, 2025 provide expected cash runway into the second half of 2027 –

NEW YORK – May 2, 2025 – Tourmaline Bio, Inc. (Tourmaline) (NASDAQ: TRML), a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases, today announced its financial results for the first quarter of 2025 and outlined recent business highlights.
“We continue to see growing evidence and enthusiasm for the potential of addressing IL-6-driven cardiovascular inflammation through our discussions with cardiovascular disease experts, attendance at major medical conferences, and review of constantly emerging scientific literature,” said Sandeep Kulkarni, MD, Co-Founder and Chief Executive Officer of Tourmaline. “We look forward to the expected presentation of topline data from our Phase 2 TRANQUILITY trial of pacibekitug later in the second quarter. This readout has the potential to advance pacibekitug into the next stage of development within atherosclerotic cardiovascular disease, abdominal aortic aneurysm, and potentially other cardiovascular diseases.”
Clinical Highlights and Upcoming Milestones:
Cardiovascular Inflammation
•In December 2024, Tourmaline announced the over-enrollment of its Phase 2 TRANQUILITY trial, which evaluates quarterly and monthly subcutaneous dosing of pacibekitug in patients with elevated high-sensitivity C-reactive protein and chronic kidney disease. A total of 143 participants have been enrolled in the TRANQUILITY trial, as compared to 120 participants originally anticipated. Tourmaline remains on track to report topline data from the TRANQUILITY trial in the second quarter of 2025.
•The TRANQUILITY trial is the starting point of Tourmaline’s clinical development program for pacibekitug for the potential treatment of atherosclerotic cardiovascular disease (ASCVD) and other cardiovascular diseases. If successful, results from the TRANQUILITY trial are expected to position pacibekitug to be Phase 3-ready for ASCVD.
•At its Investor Day in December 2024, Tourmaline announced the nomination of abdominal aortic aneurysm (AAA) as an additional indication within its cardiovascular inflammation disease focus for pacibekitug. Tourmaline expects to provide additional details on a planned Phase 2 proof-of-concept trial in AAA in conjunction with the reporting of topline data from the TRANQUILITY trial.
Thyroid Eye Disease (TED)
•The Phase 2b spiriTED trial remains ongoing, and Tourmaline expects to report topline data from this trial in the second half of 2025.

•Tourmaline expects to provide additional information on its future development plans in TED after review of data from the Phase 2b spiriTED trial.
Publications and Presentations:
•Emil deGoma, MD, Tourmaline’s SVP of Medical Research was a contributing author and Dipender Gill, MD, PhD, a member of Tourmaline’s Cardiovascular Scientific Advisory Board, was the senior author on an original research manuscript entitled “Human Genetic Evidence to Inform Clinical Development of IL-6 Signaling Inhibition for Abdominal Aortic Aneurysm” that was published in the February 2025 issue of the American Heart Association’s Arteriosclerosis, Thrombosis, and Vascular Biology journal.
•In March 2025, representatives from Tourmaline presented a poster entitled “Real World Management Patterns and Outcomes in Thyroid Eye Disease: A Claims Analysis” at the North American Neuro-Ophthalmology Society 2025 Annual Meeting held in Tucson, Arizona.
•John Walsh, MD, Tourmaline’s Vice President, Head of Medical Affairs, Kristine Erickson, OD, PhD, Tourmaline’s Vice President and TA Head, Ophthalmology, Medical Research, and other representatives from Tourmaline were contributing authors to a publication entitled “The role of IL-6 in thyroid eye disease: An update on emerging treatments” that was published in the April 2025 issue of Frontiers in Ophthalmology.
First Quarter 2025 Financial Results:
Cash Position
•Cash, cash equivalents and investments were $275.3 million as of March 31, 2025, as compared to $294.9 million as of December 31, 2024. Tourmaline anticipates that its current cash, cash equivalents, and investments will provide cash runway into the second half of 2027, funding its operations through key pacibekitug data readouts in cardiovascular inflammation and TED as well as other pacibekitug development activities.
Operating Expenses
•Research and development expenses were $20.3 million for the first quarter of 2025, as compared to $11.4 million for the first quarter of 2024. The increase in research and development expenses was primarily driven by increased clinical trial expenses directly related to the TRANQUILITY and spiriTED trials, increased employee compensation costs attributable to additional headcount, increased routine toxicology study expenses, and increased consulting expenses.
•General and administrative expenses were $6.0 million for the first quarter of 2025, as compared to $6.1 million for the first quarter of 2024. The decrease in general and administrative expenses was primarily driven by decreased consulting expenses.
Net Loss
•Net loss was $23.0 million for the first quarter of 2025, resulting in a basic and diluted net loss per share of $0.89. Net loss was $13.3 million for the first quarter of 2024, resulting in basic and diluted net loss per share of $0.55.
•The increase in both net loss and net loss per share was attributable to increased operating expenses and Tourmaline’s overall growth from 2024 to 2025.

About Tourmaline Bio:
Tourmaline is a late-stage clinical biotechnology company driven by its mission to develop transformative medicines that dramatically improve the lives of patients with life-altering immune and inflammatory diseases. Tourmaline’s lead asset is pacibekitug. For more information, please visit https://www.tourmalinebio.com or follow us on LinkedIn or X.
About Pacibekitug:
Pacibekitug is a long-acting, fully-human, anti-IL-6 monoclonal antibody with best-in-class potential and differentiated properties including a naturally long half-life, low immunogenicity, and high binding affinity to IL-6. Pacibekitug has been previously studied in approximately 450 participants, including patients with autoimmune disorders, across six completed clinical trials. Tourmaline is currently developing pacibekitug in atherosclerotic cardiovascular disease (ASCVD) and thyroid eye disease (TED) as its first two indications, with plans to expand into abdominal aortic aneurysm (AAA) and additional diseases in the future.
Cautionary Note Regarding Forward-Looking Statements:
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Tourmaline’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of pacibekitug; the timing of initiation, progress and results of Tourmaline’s current and future clinical trials for pacibekitug, including reporting of data therefrom; the timing of Phase 3 clinical trial readiness; and the timing and potential to expand pacibekitug into additional indications. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Tourmaline’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Tourmaline’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that genetic evidence or modeling data indicating the therapeutic potential of IL-6 inhibition, or clinical evidence from other drug candidates targeting IL-6, will not be replicated in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that Tourmaline’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Tourmaline anticipates; risks regarding the accuracy of Tourmaline’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions on Tourmaline’s business, clinical trials and financial position; and other risks and uncertainties that are described in Tourmaline’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 2, 2025 and other filings that Tourmaline makes with the SEC from time to time. Any forward-looking statements speak only as of the date of this press release and are based on information available to Tourmaline as of the date hereof, and Tourmaline assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tourmaline Bio, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$20,258	$11,376
General and administrative	5,973	6,141
Total operating expenses	26,231	17,517
Loss from operations	(26,231)	(17,517)
Other income, net	3,261	4,206
Net loss	$(22,970)	$(13,311)
Net loss per share, basic and diluted	$(0.89)	$(0.55)
Weighted-average common shares outstanding, basic and diluted	25,692	24,082

Tourmaline Bio, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents and investments	$275,306	$294,936
Working capital	$250,522	$259,933
Total assets	$287,498	$309,001
Total stockholders’ equity	$279,863	$300,052

Media Contact:
Scient PR
Sarah Mishek
SMishek@ScientPR.com

Investor Contact:
Meru Advisors
Lee M. Stern
lstern@meruadvisors.com